Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Third Quarter 2017 Results

DALLAS, Texas - October 25, 2017 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2017, including the following highlights:

•	Quarterly revenues and net income of $973.6 million and $66.9 million, respectively, compared to $1.1 billion and $84.2 million, respectively, in 2016

•	Quarterly earnings per common diluted share of $0.43 compared to $0.55 per share in 2016

•	Quarterly deliveries and orders totaling 4,420 and 3,045 railcars, respectively, in the Rail Group, compared to 6,595 and 1,260 railcars, respectively, in 2016

•	Company completes sales of $154.5 million of leased railcars during the quarter with associated earnings per common diluted share of $0.15 compared to no sales in 2016

•	Increases full year 2017 earnings per common diluted share guidance to between $1.41 and $1.51 compared to its previous full year 2017 earnings guidance of between $1.10 and $1.30 per share

•	Provides initial full year 2018 earnings guidance of between $0.90 and $1.25 per common diluted share

•
U.S. Fifth Circuit Court of Appeals panel rules unanimously the Company did not violate the False Claims Act, reversing the District Court's $682.4 million judgment and rendering judgment in favor of the Company

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $66.9 million, or $0.43 per common diluted share, for the third quarter ended September 30, 2017. Net income for the same quarter of 2016 was $84.2 million, or $0.55 per common diluted share. Revenues for the third quarter of 2017 totaled $973.6 million compared to revenues of $1.1 billion for the same quarter of 2016.
“Our financial results for the third quarter were better than we expected, primarily due to the performance of our railcar leasing business,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Profit for the railcar leasing business increased 50% year-over-year, resulting from solid operating results and a significant volume of leased railcar sales. In general, the market environment for many of our businesses remains highly challenging.”
Mr. Wallace continued, “On September 29th, the United States Court of Appeals for the Fifth Circuit ruled favorably in the Company’s federal False Claims Act litigation, issuing a unanimous opinion. The ruling is a reflection on Trinity’s strong character, our confidence in our products and business practices, and, most importantly, the quality of our people.”
Business Group Results
In the third quarter of 2017, the Rail Group reported revenues of $492.4 million compared to revenues of $720.8 million in the third quarter of 2016. Operating profit and profit margin for the Rail Group were $50.6 million and 10.3% in the third quarter of 2017 compared to $103.6 million and 14.4% in the third quarter of 2016. The decreases in revenues and operating profit were primarily due to significantly lower railcar deliveries. The Rail Group delivered 4,420 railcars and received orders for 3,045 railcars during the third quarter of 2017 compared to 6,595 and 1,260 railcars, respectively, in the same quarter last year. The Rail

Group had a backlog of $2.4 billion as of September 30, 2017, representing 25,555 railcars, compared to a backlog of $2.7 billion as of June 30, 2017, representing 27,580 railcars. The ending backlog figures for the three and nine months ended September 30, 2017 reflect the removal of 650 railcars and 1,140 railcars, respectively, that have not been netted against orders. The adjustment for the three months ended September 30, 2017 resulted from an order termination negotiated and agreed to with a customer in October 2017. The Company will receive compensation for the termination upon finalization of documents and expects to record a cancellation fee during the fourth quarter of 2017.
The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit of $275.1 million and $120.6 million, respectively, in the third quarter of 2017, an increase of 58.4% and 49.8%, respectively, compared to the same quarter of 2016. The increases in revenues and operating profit reflect higher leased railcar sales and asset management advisory fees. The increase in operating profit was partially offset by an increase in fleet maintenance and compliance expenses.
Total proceeds and operating profit from the sale of leased railcars from the lease fleet, including the sale of railcars owned for more than one year that are not included in revenue, were $154.5 million and $34.4 million, respectively, for the third quarter of 2017 compared with no sales in the third quarter of 2016. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $28.1 million in the third quarter of 2017 compared to revenues of $98.9 million in the third quarter of 2016. Operating loss for this Group was $0.7 million in the third quarter of 2017 compared to a profit of $11.7 million in the third quarter of 2016. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to significantly lower barge deliveries. The Inland Barge Group received orders of $63.4 million during the quarter and, as of September 30, 2017, had a backlog of $126.0 million compared to a backlog of $90.7 million as of June 30, 2017.
The Energy Equipment Group reported revenues of $246.2 million in the third quarter of 2017 compared to revenues of $241.7 million in the same quarter of 2016. Operating profit and profit margin for this Group were $26.3 million and 10.7% compared to $31.2 million and 12.9% in the same quarter last year. An increase in volumes in the Group's wind towers and utility structures product lines was partially offset by lower delivery volumes in the Group's other product lines, primarily storage and distribution containers and tank heads product lines. The backlog for structural wind towers as of September 30, 2017 was $847.3 million compared to a backlog of $945.4 million as of June 30, 2017.
The Construction Products Group reported revenues of $131.9 million in the third quarter of 2017 compared to revenues of $139.8 million in the third quarter of 2016. Operating profit and profit margin were $16.9 million and 12.8% in the third quarter of 2017 compared to $23.8 million and 17.0% in the same quarter last year. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to lower volumes in our highway products and construction aggregates businesses, partially offset by higher volumes in the Group's other product lines due to the acquisition of a trench shoring business during the quarter. In addition, in August 2017, one of the Company's highway products plants experienced an equipment failure that reduced operating profit by approximately $2.0 million.
Cash and Liquidity
At September 30, 2017, the Company had cash, cash equivalents, and short-term marketable securities of $1.0 billion. When combined with capacity under committed credit facilities, the Company had approximately $2.4 billion of available liquidity at the end of the third quarter.

Share Repurchase
Year to date through September 30, 2017, the Company repurchased 1,942,200 shares of common stock at a cost of $52.4 million leaving $163.0 million remaining under its current authorization through December 31, 2017. There were no share repurchases during the third quarter of 2017.
Highway Products Litigation
On September 29, 2017, a panel of the United States Court of Appeals for the Fifth Circuit ("Fifth Circuit") unanimously ruled that the Company did not violate the federal False Claims Act, reversing a June 9, 2015 $682.4 million judgment (the "Judgment") entered against Trinity Industries, Inc. and Trinity Highway Products, LLC and rendering judgment in favor of the Company. The Judgment was entered against the Company following an October 2014 jury trial in United States District Court for the Eastern District of Texas, Marshall Division. The Company is monitoring any additional appellate steps that may be taken by plaintiff in this matter.
Earnings Guidance
Fourth Quarter 2017
For the fourth quarter of 2017, the Company anticipates earnings of between $0.35 and $0.45 per common diluted share. This results in full year 2017 earnings guidance of between $1.41 and $1.51 per share compared to its previous guidance of between $1.10 and $1.30 per share. The Company's earnings guidance compares to fourth quarter and full year 2016 earnings per common diluted share of $0.44 and $2.25, respectively.
The Company's fourth quarter and full year 2017 guidance includes approximately $0.07 per share of compensation related to the removal of 650 tank railcars from backlog as discussed in the Business Group Results. The full year 2017 guidance also includes revised expectations for sales of leased railcars to between $425 million and $475 million compared to the Company's previous guidance of between $300 million and $350 million.
Full Year 2018
For the full year 2018, the Company anticipates earnings of between $0.90 and $1.25 per common diluted share.
At this time, the Rail Group expects full year 2018 deliveries of approximately 20,000 railcars, of which approximately 65% was in backlog at the end of the third quarter, compared to expected deliveries of 18,000 railcars in 2017.
The Company's earnings guidance for 2018 also includes expected sales of leased railcars of between $250 million and $350 million.
Actual results in 2017 and 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 26, 2017 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-1388 until 11:59 p.m. Eastern on November 2, 2017.

Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2017	2016
Revenues	$973.6	$1,111.7
Operating costs:
Cost of revenues	722.2	827.3
Selling, engineering, and administrative expenses	114.5	102.3
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(16.5)	—
Other	0.4	(1.5)
	820.6	928.1
Operating profit	153.0	183.6
Interest expense, net	43.7	43.9
Other, net	1.7	0.2
Income before income taxes	107.6	139.5
Provision for income taxes	39.7	49.9
Net income	67.9	89.6
Net income attributable to noncontrolling interest	1.0	5.4
Net income attributable to Trinity Industries, Inc.	$66.9	$84.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.44	$0.55
Diluted	$0.43	$0.55
Weighted average number of shares outstanding:
Basic	148.0	148.7
Diluted	151.3	148.7

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Revenues	$2,756.4	$3,484.5
Operating costs:
Cost of revenues	2,063.8	2,614.9
Selling, engineering, and administrative expenses	329.6	305.5
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(40.2)	(13.5)
Other	(1.6)	(1.0)
	2,351.6	2,905.9
Operating profit	404.8	578.6
Interest expense, net	130.4	132.8
Other, net	3.0	(5.4)
Income before income taxes	271.4	451.2
Provision for income taxes	97.8	160.7
Net income	173.6	290.5
Net income attributable to noncontrolling interest	9.6	14.5
Net income attributable to Trinity Industries, Inc.	$164.0	$276.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.08	$1.81
Diluted	$1.06	$1.81
Weighted average number of shares outstanding:
Basic	148.6	148.3
Diluted	151.1	148.3

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2017	2016
Rail Group	$492.4	$720.8
Construction Products Group	131.9	139.8
Inland Barge Group	28.1	98.9
Energy Equipment Group	246.2	241.7
Railcar Leasing and Management Services Group	275.1	173.7
All Other	25.7	26.7
Segment Totals before Eliminations	1,199.4	1,401.6
Eliminations - lease subsidiary	(160.5)	(206.7)
Eliminations - other	(65.3)	(83.2)
Consolidated Total	$973.6	$1,111.7

	Three Months Ended September 30,
Operating profit (loss):	2017	2016
Rail Group	$50.6	$103.6
Construction Products Group	16.9	23.8
Inland Barge Group	(0.7)	11.7
Energy Equipment Group	26.3	31.2
Railcar Leasing and Management Services Group	120.6	80.5
All Other	(4.7)	(3.5)
Segment Totals before Eliminations and Corporate Expenses	209.0	247.3
Corporate	(41.5)	(35.6)
Eliminations - lease subsidiary	(13.6)	(27.7)
Eliminations - other	(0.9)	(0.4)
Consolidated Total	$153.0	$183.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2017	2016
Rail Group	$1,436.6	$2,260.9
Construction Products Group	386.3	410.5
Inland Barge Group	124.3	328.0
Energy Equipment Group	740.1	755.7
Railcar Leasing and Management Services Group	646.1	648.8
All Other	71.2	68.3
Segment Totals before Eliminations	3,404.6	4,472.2
Eliminations - lease subsidiary	(457.4)	(742.1)
Eliminations - other	(190.8)	(245.6)
Consolidated Total	$2,756.4	$3,484.5

	Nine Months Ended September 30,
Operating profit (loss):	2017	2016
Rail Group	$138.3	$349.6
Construction Products Group	54.8	61.2
Inland Barge Group	6.2	38.6
Energy Equipment Group	80.4	103.5
Railcar Leasing and Management Services Group	316.4	272.4
All Other	(15.0)	(13.8)
Segment Totals before Eliminations and Corporate Expenses	581.1	811.5
Corporate	(114.8)	(95.0)
Eliminations - lease subsidiary	(56.1)	(139.1)
Eliminations - other	(5.4)	1.2
Consolidated Total	$404.8	$578.6

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in millions)
Revenues:
Leasing and management	$188.5	$173.7	$552.4	$522.7
Sales of railcars owned one year or less at the time of sale(1)	86.6	—	93.7	126.1
Total revenues	$275.1	$173.7	$646.1	$648.8
Operating profit:
Leasing and management	$86.2	$80.5	$256.8	$224.8
Railcar sales(1):
Railcars owned one year or less at the time of sale	17.9	—	19.4	34.1
Railcars owned more than one year at the time of sale	16.5	—	40.2	13.5
Total operating profit	$120.6	$80.5	$316.4	$272.4
Operating profit margin:
Leasing and management	45.7%	46.3%	46.5%	43.0%
Railcar sales	*	*	*	*
Total operating profit margin	43.8%	46.3%	49.0%	42.0%
Selected expense information(2):
Depreciation	$43.3	$39.4	$128.5	$115.5
Maintenance and compliance	$25.0	$21.3	$69.4	$84.7
Rent	$10.0	$9.9	$30.0	$29.3
Interest	$32.1	$31.2	$94.0	$94.4

	September 30, 2017	December 31, 2016
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	62,910	60,440
Partially-owned	24,680	24,670
	87,590	85,110
Managed	20,830	18,730
	108,420	103,840
Portfolio utilization (owned railcars)	97.3%	97.6%

	Nine Months Ended September 30,
	2017	2016
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$93.7	$126.1
Railcars owned more than one year at the time of sale	160.3	37.7
Rail Group	—	8.1
	$254.0	$171.9
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$874.7	$563.4
Short-term marketable securities	150.0	234.7
Receivables, net of allowance	399.1	378.7
Income tax receivable	181.2	102.1
Inventories	661.8	665.8
Restricted cash	176.3	178.2
Net property, plant, and equipment	6,070.1	5,966.8
Goodwill	770.2	754.1
Other assets	281.5	281.5
	$9,564.9	$9,125.3

Accounts payable	$194.5	$156.1
Accrued liabilities	418.2	426.1
Debt, net of unamortized discount of $13.2 and $27.1	3,276.4	3,056.6
Deferred income	21.3	23.5
Deferred income taxes	1,247.4	1,072.9
Other liabilities	57.0	79.0
Stockholders' equity:
Trinity Industries, Inc.	3,987.9	3,918.5
Noncontrolling interest	362.2	392.6
	4,350.1	4,311.1
	$9,564.9	$9,125.3

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2017	December 31, 2016
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$2,003.8	$1,936.1
Accumulated depreciation	(1,048.1)	(974.4)
	955.7	961.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,912.3	4,673.0
Accumulated depreciation	(849.5)	(760.1)
	4,073.5	3,923.6
Partially-owned subsidiaries:
Equipment on lease	2,313.5	2,309.4
Accumulated depreciation	(477.0)	(429.8)
	1,836.5	1,879.6

Deferred profit on railcars sold to the Leasing Group	(965.5)	(948.2)
Accumulated amortization	169.9	150.1
	(795.6)	(798.1)
	$6,070.1	$5,966.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2017	December 31, 2016
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.4	399.7	399.6
Convertible subordinated notes, net of unamortized discount of $12.9 and $26.7	436.5	422.7
Other	0.5	—
	836.7	822.3
Less: unamortized debt issuance costs	(3.1)	(3.7)
	833.6	818.6
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	29.3	32.0
	29.3	32.0
Non-recourse:
Secured railcar equipment notes	602.0	647.3
Warehouse facility	166.7	204.1
Promissory notes	297.4	—
	1,066.1	851.4
Less: unamortized debt issuance costs	(12.0)	(11.4)
	1,054.1	840.0
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,374.4	1,381.0
Less: unamortized debt issuance costs	(15.0)	(15.0)
	1,359.4	1,366.0
	$3,276.4	$3,056.6

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	September 30, 2017	December 31, 2016
Leasing Debt Summary
Total Recourse Debt	$29.3	$32.0
Total Non-Recourse Debt	2,413.5	2,206.0
	$2,442.8	$2,238.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,083.4	$872.0
Partially-owned subsidiaries	1,359.4	1,366.0
	$2,442.8	$2,238.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,073.5	$3,923.6
Partially-owned subsidiaries	1,836.5	1,879.6
	$5,910.0	$5,803.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	26.6%	22.2%
Partially-owned subsidiaries	74.0%	72.7%
Combined	41.3%	38.6%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating activities:
Net income	$173.6	$290.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220.7	210.6
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(40.2)	(13.5)
Other	196.0	207.7
Changes in assets and liabilities:
(Increase) decrease in receivables	(94.3)	37.7
(Increase) decrease in inventories	10.6	73.5
Increase (decrease) in accounts payable and accrued liabilities	50.9	(32.2)
Other	(29.1)	17.8
Net cash provided by operating activities	488.2	792.1
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	160.3	37.7
Proceeds from dispositions of property	8.1	8.9
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $74.3 and $92.0	(360.4)	(555.2)
Capital expenditures - manufacturing and other	(61.9)	(101.1)
(Increase) decrease in short-term marketable securities	84.7	(199.8)
Acquisitions	(47.5)	—
Other	(0.3)	4.0
Net cash required by investing activities	(217.0)	(805.5)
Financing activities:
Payments to retire debt	(334.9)	(106.0)
Proceeds from issuance of debt	534.1	—
Shares repurchased	(52.4)	(34.7)
Dividends paid to common shareholders	(53.0)	(50.0)
Purchase of shares to satisfy employee tax on vested stock	(14.1)	(16.4)
Distributions to noncontrolling interest	(41.4)	(18.4)
(Increase) decrease in restricted cash	1.9	11.9
Other	(0.1)	(1.2)
Net cash provided (required) by financing activities	40.1	(214.8)
Net increase (decrease) in cash and cash equivalents	311.3	(228.2)
Cash and cash equivalents at beginning of period	563.4	786.0
Cash and cash equivalents at end of period	$874.7	$557.8

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$66.9			$84.2
Unvested restricted share participation	(1.3)			(2.2)
Net income attributable to Trinity Industries, Inc. - basic	65.6	148.0	$0.44	82.0	148.7	$0.55
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.5		—	—
Convertible subordinated notes	—	2.8		—	—
Net income attributable to Trinity Industries, Inc. - diluted	$65.6	151.3	$0.43	$82.0	148.7	$0.55

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$164.0			$276.0
Unvested restricted share participation	(3.6)			(7.7)
Net income attributable to Trinity Industries, Inc. - basic	160.4	148.6	$1.08	268.3	148.3	$1.81
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.4		—	—
Convertible subordinated notes	—	2.1		—	—
Net income attributable to Trinity Industries, Inc. - diluted	$160.4	151.1	$1.06	$268.3	148.3	$1.81

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2017	2016
Net income	$67.9	$89.6
Add:
Interest expense	46.8	45.3
Provision for income taxes	39.7	49.9
Depreciation and amortization expense	74.2	70.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$228.6	$255.5

	Nine Months Ended September 30,
	2017	2016
Net income	$173.6	$290.5
Add:
Interest expense	137.5	136.7
Provision for income taxes	97.8	160.7
Depreciation and amortization expense	220.7	210.6
Earnings before interest expense, income taxes, and depreciation and amortization expense	$629.6	$798.5

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